AMENDMENT TO CONVERTIBLE NOTE

This Amendment to the Convertible Note (the “Amendment”) is made as of November 26, 2010 by and between, Jintai Mining Group, Inc., a Delaware corporation (“Jintai Delaware”) and Huanjiang Jintai Mining Co., Limited, a limited liability Companies formed in the People’s Republic of China (“PRC”) (“Huanjiang Jintai”) (collectively the “Borrowers”), and Liwen Hu (the “Holder”) .

WHEREAS, the Borrowers issued a certain convertible note to the Holder on August 31, 2010 (the “Convertible Note”) whereby the Borrowers jointly and severally promise to pay to the Holder, without demand, the sum of Ten Million Dollars ($10,000,000), with interest thereon on or before August 31, 2011 pursuant to the terms and conditions set forth therein;

WHEREAS, the Borrowers and the Holder wish to amend the Conversion Price (as defined therein) of the Convertible Note;

NOW, THEREFORE, in consideration of the foregoing recitals and of the covenants and mutual agreements contained in this Amendment, the Borrowers and the Holder hereby agree as follows:

1.           Amendment to Note.    Section 2.2 (b) of Article II of the Convertible Note shall be amended to state as following:

 (b)  Subject to adjustment as provided for in Section 2.2(c) hereof, the conversion price per share of Common Stock shall be the offering price for the Common Stock in the IPO (the “Conversion Price”).

2.           Retention of Other Terms.  All other terms contained in the Convertible Note shall remain and this Amendment shall not affect any other Article, Section or provision of the Convertible, unless otherwise agreed to by the parties hereto.

3.           Successors.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger, consolidation, and/or purchase or acquisition of substantially all of the Company's assets or otherwise.

4.           Governing Law. Each party acknowledges that it has been represented by counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the laws of New York without regard to its conflicts of laws principles.

5.           Paragraph Headings. The paragraph headings used in this Amendment are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

6.           Severability. Should any of the provisions of this Amendment be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Amendment.

7.           Entire Agreement. This Amendment sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

8.           Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

9.           Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Borrowers and Holder has caused this Amendment to be duly executed as of the date first above written.

JINTAI MINING GROUP, INC.

By:	/s/ Kuizhong Cai
Name:	Kuizhong Cai
Title:	President & Chairman of the Board

HUANJIANG JINTAI MINING CO.LTD

By:	/s/ Kuizhong Cai
Name:	Kuizhong Cai
Title:	President

Liwen Hu

/s/ Liwen Hu